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                                                                       Exhibit 5

                    [LONG ALDRIDGE & NORMAN LLP LETTERHEAD]





                              September 29, 1998

NOVA Corporation
One Concourse Parkway
Suite 400
Atlanta, GA 30328

     Re: PMT Services, Inc. 1997 Nonqualified Stock Option Plan; 1994 Non-Employee Director Stock Option Plan and 1994 Incentive Stock Plan - Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted as counsel to NOVA Corporation, a Georgia corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") and the filing thereof with the Securities and Exchange Commission. Pursuant to the Registration Statement, the Company intends to register under the Securities Act of 1933, as amended, an aggregate of 2,323,792 shares (the "Shares") of common stock, par value $.01 per share of the Company (the "Company Common Stock"). The Shares represent
(i) 2,165,777 shares of Company Common Stock that may be acquired pursuant to options originally granted by PMT Services, Inc. ("PMT") under the PMT 1994 Incentive Stock Plan; (ii) 120,120 shares that may be acquired pursuant to options originally granted by PMT under the PMT 1994 Non-Employee Director Stock Option Plan; and (iii) 37,895 shares that may be acquired pursuant to options originally granted by PMT under the PMT 1997 Nonqualified Stock Option Plan (collectively, the "Plans"). The Company assumed all options to purchase common stock of PMT pursuant to an Agreement and Plan of Merger dated as of June 17, 1998 (the "Merger Agreement"), pursuant to which PMT became a wholly-owned subsidiary of the Company. Pursuant to the Merger Agreement, each outstanding option to purchase shares of common stock of PMT was converted automatically into an option to purchase a number of shares of Company Common Stock equal to
(A) the number of shares of PMT common stock of PMT issuable upon exercise of the option multiplied by (B) 0.715 (the exchange ratio under the Merger Agreement).

     The opinion hereinafter set forth is given to the Company pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K. The only opinion rendered by this firm consists of the matter set forth in numbered paragraph (1) below (our "Opinion"), and no other opinion is implied or to be inferred beyond such matters. Additionally, our Opinion is based upon and subject to the
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NOVA Corporation
September 29, 1998
Page 2


qualifications, limitations and exceptions set forth in this letter.

     Our Opinion is furnished for the benefit of the Company solely with regard to the Registration Statement, may be relied upon by the Company only in connection with the Registration Statement and may not otherwise be relied upon, used, quoted or referred to by or filed with any other person or entity without our prior written permission.

     In rendering our Opinion, we have examined such agreements, documents, instruments and records as we deemed necessary or appropriate under the circumstances for us to express our Opinion, including, without limitation, the record of corporate proceedings and the Plans. In making all of our examinations, we assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the due execution and delivery of all documents by any persons or entities other than the Company where due execution and delivery by such persons or entities is a prerequisite to the effectiveness of such documents.

     As to various factual matters that are material to our Opinion, we have relied upon the factual statements set forth in a certificate of officers of the Company and originals or copies of certificates of various public officials. We have not independently verified or investigated, nor do we assume any responsibility for, the factual accuracy or completeness of such factual statements.

     Members of this firm are admitted to the Bar of the State of Georgia and are duly qualified to practice law in that state. We do not herein express any opinion concerning any matter respecting or affected by any laws of any other state. The Opinion hereinafter set forth is based upon pertinent laws and facts in existence as of the date hereof, and we expressly disclaim any obligation to advise you of changes to such pertinent laws or facts that hereafter may come to our attention.

     Based upon and subject to the foregoing, we are of the following opinion:

     (1) The Shares, when issued upon the exercise of options, in accordance with the terms of the Plans and the applicable option agreement, as adjusted or modified pursuant to the Merger Agreement, against payment in full of the option exercise price therefor, will be validly issued, fully paid and nonassessable.
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NOVA Corporation
September 29, 1998
Page 3

     We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement.

                                    Very truly yours,



                                    LONG ALDRIDGE & NORMAN LLP

                                    By:      /s/ David M. Calhoun
                                       --------------------------------------
                                             David M. Calhoun